Evans Bancorp, Inc., One Grimsby Drive, Hamburg, NY 14075

IMMEDIATE RELEASE

Evans Bank, N.A. Enters Into Stipulation Agreement
with New York Attorney General

Hamburg, NY, September 11, 2015 – Evans Bancorp, Inc. (the “Company” or “Evans”) ( NYSE MKT: EVBN), a financial holding company and the parent company of Evans Bank, N.A., announced that it has reached an agreement with the New York State Attorney General to end litigation by jointly filing a Stipulation of Discontinuance in Federal Court.  This action formally ends the Attorney General’s lawsuit, which was initiated in September of 2014, regarding Evans residential mortgage practices.

David J. Nasca, President and CEO of Evans Bancorp, commented, “Throughout the course of this matter, no specific incidents were ever claimed, described or identified and, as such, we believe the underlying lawsuit was based on unsubstantiated information and Evans would have eventually prevailed in court.  We firmly believe that Evans did not violate any state or federal laws regarding our residential mortgage practices.  The decision to enter into this settlement reflects our desire to concentrate on our core business without distraction and continue to focus on projects and initiatives that will improve the quality of life and economic well-being of the community at large.”

Mr. Nasca added, “The amounts committed in the stipulation agreement are similar to investments that we had already planned and are expected to further complement the significant redevelopment projects in which Evans is currently engaged.  And, importantly, the cost for this agreement to end the litigation is already reflected in the reserve that we established in the second quarter of 2014.”

Under the settlement, Evans has agreed to:

•

Provide, in two annual installments, a total grant of $475,000 to the City of Buffalo’s Office of Strategic Planning to support activities including, but not limited to, home ownership, counseling, financial education, and asset building workshops for home buyers, as well as the restoration and development of affordable housing throughout Buffalo, including but not limited to the East Side of Buffalo.

•	Administer, over a three-year period, a $100,000 grant program to encourage homeownership in Buffalo’s East Side neighborhoods.
•	Over a two-year period, invest $200,000 in advertising and marketing designed to reach potential applicants and residents of the complaint area.
•	Pay $50,000 to the New York State Attorney General for costs and fees.
•

Revise its commercial and consumer loan policy, and any other applicable policies or summaries of policies that specifically reflect to the complaint area; and eliminate any minimum dollar requirement for mortgages contained therein.   Any necessary training of Evans employees regarding such revisions shall be provided in accordance with the agreement.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $909 million in assets and $774 million in deposits at June 30, 2015.  Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President & Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com